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                                                                    EXHIBIT 5.11

[HAYNESWORTH SINKLER BOYD, PA. LETTERHEAD]



                                    1201 MAIN STREET, 22nd Floor (29201-3226)
                                    POST OFFICE box 11889 (29211-1889)
                                    COLUMBIA, SOUTH CAROLINA
                                    TELEPHONE 803.779.3080
                                    FACSIMILE 803.765.1243 WEBSITE
                                    www.hsblawfirm.com

September 18, 2003

State Printing Company, Inc.
c/o Moore Wallace Incorporated
1200 Lakeside Drive
Bannockburn, Illinois  60015-1243

Ladies and Gentlemen:

We have acted as special South Carolina counsel to State Printing Company, Inc., a South Carolina corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $403 million aggregate principal amount of 7-7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance Inc. (the "Parent") to be issued in exchange for the Company's outstanding 7-7/8% Senior Notes due 2011 and related guarantees pursuant to (i) the Indenture, dated as of March 14, 2003 (the "Indenture"), by and between the Company and Bank One, N.A., as trustee (the "Trustee"), (ii) the Supplemental Indenture, dated as of May 15, 2003, by and among the New Guarantors (as defined therein), the Company and the Trustee,
(iii) the Second Supplemental Indenture, dated as of September 18, 2003, by and among the Company, the Guarantors (as defined therein), and the Trustee, and
(iv) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among the Company, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore").

In rendering the opinion expressed below, we have examined the Guaranty of even date herewith (the "Guaranty") executed by the subsidiary guarantors identified on the signature pages thereto (the "Subsidiary Guarantors") and delivered in connection with the transactions described above, such corporate records, certificates and other documents, and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed (which assumptions we have not independently verified) that:

         (i) each party to the Guaranty, other than the Company (collectively, the "Other Party"), has been duly organized under the laws of its organization and is an existing corporation in good standing under the laws of its jurisdiction of organization;

         (ii) the Guaranty to which each Other Party is a party has been duly authorized, executed and delivered by such Other Party;

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State Printing Company, Inc.
September 18, 2003
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         (iii)    the execution, delivery and performance of the Guaranty by each Other Party will not conflict with any provision of law applicable to each Other Party;

         (iv)     the signatures on all documents examined by us are genuine;

         (v) any document submitted to us as a copy conforms to the original executed version thereof;

         (vi) at the time of the issuance and delivery of the Guaranty, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Guaranty; and

         (vii) the issuance and delivery of the Guaranty, all of the terms of the Guaranty, and the performance by the Company and the Subsidiary Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Subsidiary Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon the Company and the Subsidiary Guarantors.

Based upon and subject to the foregoing and subject also to the qualifications set forth below, it is our opinion that the Guaranty been duly authorized by the Company. When (a) the Commission declares the Registration Statement effective,
(b) the Guaranty has been duly executed and delivered, and (c) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guaranty will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to the qualifications set forth below.

Insofar as the opinion above relates to the enforceability of the Guaranty, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Guaranty may also be limited by applicable laws which may affect the remedies provided therein but which do not in our opinion affect the validity of the Credit Agreement or make such remedies inadequate for the practical realization of the benefits intended to be provided.

In addition, we express no opinion as to the enforceability of provisions in the
Guaranty:

         (a) restricting access to legal or equitable remedies or trial by jury;

         (b)      purporting to waive or affect any rights to notices;

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[HAYNESWORTH SINKLER BOYD, PA. LETTERHEAD]

State Printing Company, Inc.
September 18, 2003
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         (c)      purporting to grant rights of set-off greater than such rights as may be available under the common law of the State of South Carolina;

         (d)      relating to delay or omission of enforcement of remedies; and

         (e)      with respect to severability, exculpation and integration.

We do not express any opinion as to matters governed by any law other than the laws of the State of South Carolina. Further, we express no opinion as to the enforceability of the choice of law or forum provisions contained in the Guaranty.

The opinions expressed herein are based upon applicable laws, statutes, ordinances, rules and regulations as exist on this date, and we express no opinion as to the effect which any future amendments, changes, additions, or modifications thereof may affect the future performance of the Guaranty. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in law which may hereafter occur.

This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person, and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except to your bank examiners, auditors and counsel and to prospective transferees of your interests under the Guaranty and their professional advisers, or as required by law or pursuant to legal process; provided, however, that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. In addition, we hereby consent to reliance on this opinion by Sullivan & Cromwell LLP, counsel to the Parent, solely for the purpose of rendering an opinion to the Trustee under the Indenture.

                                Very truly yours,


                                Haynesworth Sinkler Boyd, P.A.